EXHIBIT 17

                          Schedule of Transactions

                                  Number of              Price Per Ordinary
       Date*                   Ordinary Shares             Share in $AUD**
       ----                    ---------------             -------------
       01/22/01                     432,890                    1.3723
       02/21/01                   5,000,000                    1.2500
       02/22/01                   8,000,000                    1.2300


       Total Ordinary Shares     13,432,890

        *  All dates correspond to Australia calendar days

       **  Excludes Brokerage Commissions and Stamp Duties